FILED PURSUANT TO
RULE 424(b)(3)
SEC FILE NO. 333-66919

PROSPECTUS SUPPLEMENT No. 2
(To Prospectus dated November 6, 1998)
DATED MAY 22, 2004

2,000,430 Common Shares

This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common shares issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue common shares in exchange for these units.

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated November 6, 1998 and prospectus supplement No. 1 dated October 8, 2002, all of which are to be delivered with this prospectus supplement.

The selling shareholder table, appearing under the heading “Selling Shareholders” in the accompanying prospectus, is amended and supplemented by the information in the following table.

Name	Number of Common Shares Offered Hereby

DKE, LLC (1).	290,148

(1)            The units pursuant to which 258,111 of the shares may be issued were acquired by a transfer from the Edward T. Baur Revocable Trust, Edward T. Baur, Trustee to the named entity.